EXHIBIT (4)(d)(4)



                                      PROMISSORY NOTE


               $200,000,000                                  March 10, 1997


                         WHEREAS, Resorts International Hotel, Inc.
               ("RIH"), a wholly owned subsidiary of Sun International North America, Inc. ("SINA"), plans to use a portion of the proceeds from the offering of the 9% Senior Subordinated Notes (the "SINA Notes") issued by SINA and Sun International Hotels Limited, an international business company organized under the laws of the Commonwealth of The Bahamas ("Sun"), under an Indenture dated as of March 10, 1997 (the "Indenture") to repay a portion of its obligations under its loans from Resorts International Hotel Financing, Inc. ("RIHF") in order to permit RIHF to consummate its tender offer for all its outstanding 11% Mortgage Notes due 2003 and 11-3/8% Junior Mortgage Notes due 2004; and

                         WHEREAS, SINA intends to loan a portion of the
               proceeds of its offering of the SINA Notes to RIH for such purpose;


                         NOW, THEREFORE, the parties thereto hereby agree
               as follows:

                         RIH, for value received hereby promises to pay to
               the order of SINA (SINA and any subsequent holder of this Note being herein referred to as the "Payee"), the principal sum of $200 million, or such other principal sum as shall be outstanding hereunder, on March 15, 2007. In accordance with the provisions hereof, interest on such principal sum from time to time outstanding, computed from March 10, 1997, shall be payable in semi-annual installments of interest on March 15 and September 15 of each year, commencing initially on September 15, 1997, at a rate of 9% per annum on the unpaid balance hereof, until the principal hereof is paid in full. Payments of principal and interest on this Note shall be made at the principal executive offices of the Payee, or at such other address as the Payee may designate in writing. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. Principal and interest shall be paid in money of the United States that at the time of payment is legal tender for public and private debts.

                         1. (a) This Note shall be prepaid (i) in
               connection with, but only to the extent of, any redemption of the SINA Notes (all prepayments of this Note are hereinafter referred to as "Prepayments"), and/or (ii) by the surrender to the Trustee of the principal amount of any SINA Notes purchased or otherwise acquired by SINA or Sun other than pursuant to the redemption provisions of the SINA Notes and surrendered to the Trustee for cancellation in accordance with the provisions of the
                                                                       2





                  SINA Notes or the Indenture (it being expressly understood that the same SINA Notes shall reduce the principal amount of this Note only once). Each Prepayment under clause
               (i) above shall be made at the time that payment is required or permitted to be made by SINA or Sun to the Trustee under the Indenture in respect of any redemption of SINA Notes. Each Prepayment under clause (ii) above shall be made at the time of surrender of such SINA Notes for cancellation. Each Prepayment pursuant to clause (i) above shall be in an amount equal to the aggregate amount paid to holders of SINA Notes on account of the redemption thereof (other than interest), together with accrued and unpaid interest on the amount of the reduction in the principal amount of this Note as a result of such Prepayment. The principal amount of this Note shall be reduced as a result of such prepayment in an amount equal to the aggregate principal amount of the SINA Notes so redeemed or surrendered.

                         (b) Except as set forth in Section 1(a), this Note
               may not be prepaid in whole or in part.

                         (c) RIH shall pay interest on overdue principal
               and interest at the rate specified in this Note compounded semi-annually, to the extent lawful.

                         (d) If an Event of Default shall have occurred and
               be continuing under the Indenture and any amounts due under the SINA Notes have been accelerated as a result thereof, SINA may declare the entire amount of this Note and all accrued and unpaid interest thereon and all sums due under
               Section 2 hereof to become immediately due and payable.

                         2. RIH hereby waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note and agrees to pay all costs of collection when incurred, including reasonable attorneys' fees, which costs may be added to the amount due under this Note and be receivable therewith, and to perform and comply with each of the terms, covenants and provisions contained in this Note on the part of RIH to be observed or performed. Except as expressly provided herein, no extension of time for payment of this Note, or any installment hereof, and no alteration, amendment or waiver of any provision of this Note shall release, discharge, modify, change or affect the liability of RIH under this Note.

                         3.  RIH covenants (to the extent that it may
               lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any usury, stay or extension law or any other law which would prohibit or forgive RIH from paying all or any portion of the interest on this Note, wherever enacted, nor or at any time hereafter in force, or which may otherwise affect the covenants or the performance of this Note and RIH (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any
                                                                       3





                  such law, and covenants that it will not hinder, delay or
               impede the execution of any power herein granted to the Payee, but will suffer and permit the execution of every such power as though no such law had been enacted.

                         4. This Note shall be deemed to be a contract under the laws of the State of New York and shall be construed in accordance with and governed by the internal laws of the State of New York.

                         5. This Note may not be changed or terminated orally, but only by an agreement in writing signed by the party against whom enforcement of such change or termination is sought.

                         6. RIH shall not claim any credit or deduction from the interest or principal due hereunder by reason of payment of any tax assessed upon any property.

                         7. Whenever the provisions of this Note and the provisions of the Indenture shall be inconsistent, the provisions of the Indenture shall govern.

                         8. This Note is subject to and shall be enforced in compliance with the provisions of the New Jersey Casino Control Act. This Note shall not be transferred, assigned or amended without the prior approval of the New Jersey Casino Control Commission.

                         9. Whenever used herein, the singular number shall include the plural, the plural the singular, and the words "Payee" and "RIH" shall include their respective successors and assigns.


                         IN WITNESS WHEREOF, RIH has duly executed this
               Note as of the day and year first above written.


                                             RESORTS INTERNATIONAL HOTEL,
                                             INC.,

                                               by

                                                 Name:
                                                 Title:









               STATE OF NEW YORK   )
                                   )  ss.
               COUNTY OF NEW YORK  )



                         BE IT REMEMBERED, that on this [    ] day of
               [           ], 1997, before me, the subscriber, a Notary
               public of the State of New York, personally appeared
               [                 ], [                 ] of RESORTS
               INTERNATIONAL HOTEL, INC., a New Jersey corporation, and he acknowledged that he signed, sealed and delivered the same as his voluntary act and deed and the act and deed of said RESORTS INTERNATIONAL HOTEL, INC., and that he received a true copy of the within instrument on behalf of said corporation.




                                             Notary Public of the State of
                                             New York

                                                                     [SEAL]